Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our reports, dated February 25, 2014, on the financial statements and financial highlights of Pioneer AMT-Free Municipal Fund included in the Annual Reports to the Shareowners for the year ended
December 31, 2013 as filed with the Securities and Exchange
Commission in Post-Effective Amendment Number 28 to the
Registration Statement (Form N-1A, No. 333-110037) of
Pioneer Series Trust II.




						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 2014